FEASIBILITY STUDY AND OPTION AGREEMENT

This Research and Option Agreement (“Agreement”) made in Jerusalem and bearing the effective date of February __, 2019 (“Effective Date”), is by and between YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) and Canna Powder LTD., of 20 Raul Wallenberg , Tel Aviv (the “Company").

WHEREAS:	the rights and title to all inventions and research results of scientists of the Hebrew University of Jerusalem (“HUJ”) vest solely with Yissum; and

WHEREAS:	the Company wishes to fund, and Yissum has agreed to obtain the performance of certain Feasibility Study as defined below, relating to the Yissum research entitled “development of a Cannabis patch”; and, if such Feasibility Study is successful, to consider obtaining, subject to its sole discretion, a license to the Study Results (as defined below) in accordance with commercial terms listed in Appendix A and the terms of the License Agreement which is attached as Appendix C; and

WHEREAS:	Yissum agrees to perform the Feasibility Study, and to grant the Option (as defined below) to the Company, all in accordance with the terms and conditions of this Agreement; and

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions
1.1.	The preamble and appendices annexed to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, the use of the word "or" shall mean "and/or" and the use of the word “including” shall mean “including without limitation).

1.3.	In this Agreement, capitalized terms shall have the meaning set forth herein:

1.3.1.	“Feasibility Study” shall mean the feasibility study to be conducted by the Researcher pursuant to the Feasibility Study Program.

1.3.2.	“Study Period” shall mean twelve (12) months from the date the Company provided Yissum with written notice of its readiness to commence the Feasiblity Study, which shall be provided to Yissum within 3 months from the Effective Date.

1.3.3.	“Feasibility Study Program” shall mean the program under this Agreement pursuant to which the Feasibility Study shall be carried out and conducted by the Researcher, as per Appendix B of this Agreement

1.3.4.	“Researcher” shall mean Prof. Amos Nussinovich, or such other person(s) as appointed from time to time by Yissum to supervise and to perform the Research, if applicable, after consulting with the Company and subject to its consent .

1.3.5.	“Study Results” shall mean all work product and results (including all information, material, results, devices, solutions, know-how and intellectual property) first generated by and during the Feasibility Study.

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2.	Feasibility Study
2.1.	The Company hereby undertakes to finance performance of the Feasibility Study in accordance with the Feasibility Study Program or any amendment thereof. Such financing shall be, subject to any earlier termination of the Feasibility Study pursuant to this section and section 2.2, below, in an amount of $135,000 (Hundred and thirty five thousand US Dollars) plus VAT (inclusive of overhead) (the "Total Study Fee") The Feasibility Study shall be conducted in two stages, each for the duration of six (6) months. The budget for the first stage shall be US$67,500 (sixty seven thousand US Dollar) (the “First Stage Study Fee”) payable in two equal installments as follows: US$ 33,750 (thirty three thousand and seven hundred and fifty US Dollars) on the Effective Day, and US$ 33,750 (thirty three thousand and seven hundred and fifty US Dollars) within three (3) months of the Effective Date. The budget for the second stage shall be US$67,500 (sixty seven thousand US Dollar) (the “Second Stage Study Fee”) payable in two equal installments as follows: US$ 33,750 (thirty three thousand and seven hundred and fifty US Dollars) on the commencement of the second stage of the Study, and US$ 33,750 (thirty three thousand and seven hundred and fifty US Dollars) within three (3) months of the commencement of the second stage of the Study.Within fourteen (14) days of the Company’s receipt of the Interim Report, the Company shall notify Yissum in writing whether it desires to continue with the second stage of the Feasibility Study. In the event the Company notifies Yissum that it does not desire to continue with the second stage of the Feasibility Study, the Company shall not be obligated to pay the Second Stage Study Fee.

2.2.	The Feasibility Study shall be conducted by and under the supervision of the Researcher. Should the Researcher be unable to complete the Feasibility Study for any reason, Yissum shall notify the Company in writing of the identity of a suitable replacement researcher. If the Company does not object in writing to the replacement of a researcher on reasonable grounds within thirty (30) days of this notification, the substitute researcher shall be deemed acceptable to the Company. Alternatively, the Company shall have the right to terminate for convenience the Feasibility Study being conducted by the Researcher who is no longer able to complete such Feasibility Study, provided that (i) no monies paid to Yissum for the Feasibility Study pursuant to the schedule set forth in Appendix B will be refundable; and (ii) the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments entered into by Yissum prior to having received the Company's written notice of termination. For the avoidance if any doubt, the Company shall not be required to pay any balance of the Study Fee to Yissum other than set forth in this Section above.

2.3.	The Company shall deliver to the Researcher sufficient quantities of the chemical constituents identified in the Research Program requited to preform the Research and shall be responsible to provide the Researcher with proper instructions on the handling of said chemical constituents. For the avoidance of any doubt, the Researcher shall not be required to begin the Research until the Company delivers the required said chemical constituents.

2.4.	Within (15) days of the end of the first stage of the Feasibility Study, Yissum shall present the Company with a written report from the Researcher summarizing the results of the first stage of the Feasibility Study (the “Interim Report”). Within sixty (60) days of the end of the Study Period, Yissum shall present the Company with a written report from the Researcher summarizing the results of the second stage of the Feasibility Study (the “Final Report”).

3.	Option to License the Study Results; Ownership of the Study Results; and Right of First Review
3.1	Yissum hereby grants the Company an option (the “Option”) to receive an exclusive, sublicensable (subject to the License Agreement terms), worldwide royalty-bearing license to Yissum’s interest in the Study Results in the field of Systemic and local, tran-dermal and trans-mucosal delivery of cannabinoids using Exudates based formulations (the “License”) upon the commercial terms listed in Appendix A and the terms of the License Agreement, which is attached as Appendix C (the “License Agreement).

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3.2	The Company may exercise the Option at any time from the Effective Date up to and including ninety (90) days from the Company’s receipt of the Final Report (the “Option Exrecise Period”) by notifying Yissum in writing that the Company desires to receive the License (the “Option Exercise Notice”). For the avoidance of any doubt, it is herby clarified that the Company may exercise the Option after the receipt of the Interim Report even if it decides not to contine with the second stage of the Feasibility Study.

3.3	Within 10 days from the date of Yissum’s receipt of the Option Exercise Notice within the Option Exercise Period, Yissum and the Company shall negotiate the final terms and conditions of the License Agreement during a period of up to ninety (90) days (the “Negotiation Period”).

3.4	All rights in the Study Results, including in any patent applications in connection with the Study Results that may be filed, shall be owned by Yissum unless an employee of the Company is properly considered an inventor of any patent application so filed, in which event such patent application shall be owned jointly by Yissum and the Company (“Joint Patents”). All rights in any other intellectual property developed solely by the employees or representatives of one Party shall belong exclusively to such Party.

3.5	Notwithstanding the foregoing in Section 3.4, above, should the Company not exercise the Option within the Option Exercise Period or the Parties fail to execute a License Agreement within the Negotiation Period, (i) neither Yissum nor the Researcher shall have any further obligations towards the Company with respect to the Study Results, whether solely owned by Yissum or jointly held with the Company and (ii) the Company shall not use any of the approaches presented by the Researcher or the Study Results, to establish further research and development with a different entity or researcher, without the prior written approval of Yissum. In such event, the Company agrees to take all reasonably necessary actions to assign its interest in any Joint Patent to Yissum without any compensation to be paid by Yissum to the Company. Thereafter, Yissum shall be entitled to commercialize or otherwise grant third parties any right or title in and to the Study Results according to Yissum' sole discretion and without any further obligation to the Company.

3.6	From the Effective Date to the later of (a) the end of the Option Exercise Period; and (b) the execution of a License Agreement or the expiration of the Negotiation Period, Yissum shall not, directly or indirectly, enter into any discussions or agreement with any third party, including any agreement to license, sell or purchase any rights or interests in or to the Study Results, nor shall it accept, consider, initiate or negotiate any offer from any other person or entity with respect to a collaboration, license, sale, purchase or other business transaction involving the Study Results.

3.7	As of the Effective Date, the Company shall have a right of first review of newly developed uses of the specific patch used in the Research to deliver chemical constitutes other than Cannabis (“Other Research Results” ) for a period of three (3) years from the Effective Date (the “Review Period”). If the Company is interested in obtaining such a license, the Company shall notify Yissum, in writing, within the Review Period (the “Notice”). In the event that Yissum receives a Notice within the Review Period, the Company and Yissum shall enter into a license agreement upon the commercial terms listed in Appendix A and the terms of the License Agreement, which is attached as Appendix C. In the event that: (i) the Company fails to deliver a Notice to Yissum within the Review Period; or (ii) the Company notifies Yissum in writing that it is not interested in obtaining a license; or (iii) the Company delivers a Notice to Yissum within the Review Period, but the parties do not reach and finalize an agreement within ninety (90) days from the end of the Review Period (the “Negotiations Period”), Yissum shall be entitled to commercialize or otherwise grant third parties any right or title in and to Other Research Results according to Yissum' sole discretion and without any further obligation to the Company. For the avoidance of any doubt, uses of the patch to deliver chemical constitutes other than Cannabis developed prior to the Effective Date are not subject to this Section 3.7.

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4.	Responsibility for the Filing and Funding of Patent Applications Arising from the Study Results
4.1.	Should the Company exercise the Option in a timely manner, the Company shall be responsible for ongoing costs in connection with the filing, prosecution and maintenance of any patents arising from the Study Results
(the “Study Results Patents”).

4.2.	In the event that the Company does not exercise the Option, the Company shall have no further rights whatsoever in the Study Results or in any Study Results Patent and shall not bear any costs related to same. In such case, Yissum shall be responsible for the filing, prosecution and maintenance of any patents arising from the Study Results, and shall be entitled to license such Study Results Patents to any party it so chooses.

5.	Confidentiality
5.1	Each Party warrants and undertakes to the other that during the term of this Agreement and subsequent thereto, it shall maintain full and absolute confidentiality, and shall also be liable for its officers, employees, representatives, or any other persons acting on its behalf maintaining absolute confidentiality, concerning all information, details and data which is in or comes to its knowledge or that of its officers, employees, representatives, or any other persons acting on its behalf directly or indirectly and relating to the Feasibility Study or the business of the other Party. Each Party undertakes not to convey or disclose anything in connection with the foregoing to any entity without the prior written permission of the Party which disclosed such confidential information.

5.2.	The obligation contained in this section shall not apply to information which:

(a)	is in the public domain as of the Effective Date or hereafter comes into the public domain through no fault of a Party, its officers, employees, representatives or persons acting on its behalf; or
(b)	a Party can demonstrate through tangible evidence was in its possession before receipt from the disclosing Party or its Affiliates; or
(c)	the Party can demonstrate through tangible evidence was developed independently by that Party without reference to or reliance upon the disclosing Party's information; or
(d)	was disclosed to the Party without restriction on disclosure by a third party who has the lawful right to disclose such information.

5.3.	Notwithstanding the above, a Party may disclose details and information to its officers, employees, representatives or persons acting on its behalf, and Affiliates as necessary for the performance of its obligations pursuant to this Agreement, provided that it procures that such parties execute a confidentiality agreement substantially similar in content to this Section 5 or are bound by confidentiality undertakings which are not less stringent than those specified above.

5.4.	Without prejudice to the foregoing, the Company shall not mention the name of the HUJ, Yissum or the Researcher unless required by law or in connection with prosecuting and/or maintaining the Study Results Patents, in any manner or for any purpose in connection with this Agreement or any matter relating to the Feasibility Study, without obtaining the prior written consent of Yissum.

5.5.	Notewithstanding the above, the Company as subsidiary of a public company who is subject to reporting obligations under the US Securities Act 1934, may be required under the applicable law to disclose to the public reports and information relating to this Agreement and/or the Study Report and/or the Study Results and/or the Study Results Patents and/or the patents application and such dislosure by the Company will not be deemed a breach of its obligations under this Section 5.

5.6.	Each Party shall be fully accountable and responsible for actions of any of its officers, employees, representatives or persons acting on its behalf (including in the case of Yissum, the Researcher and any other employees of HUJ) which constitute a breach of this Section 5.

5.7.	The provisions of this section shall be subject to permitted publications pursuant to Section 6, below.

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6.	Publications

Yissum, subsequent to the execution of this Agreement, shall ensure that no publications in writing in scientific journals, or orally at scientific conventions, relating to the Feasibility Study are published by it or the Researcher until Yissum, acting in its sole discretion, has taken the necessary steps to protect any patentable invention being disclosed in such proposed publication.

7.	Liability and Indemnity
7.1.	YISSUM MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE FEASIBILITY STUDY. IN PARTICULAR, YISSUM MAKES NO WARRANTIES THAT ANY RESULTS OR INVENTIONS WILL BE ACHIEVED BY THE FEASIBILITY STUDY, OR THAT THE STUDY RESULTS, IF ANY, ARE OR WILL BE COMMERCIALLY EXPLOITABLE OR THAT THE STUDY RESULTS PATENTS, IF ANY, WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. YISSUM SHALL HAVE NO LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THE USE OF THE STUDY RESULTS.

7.2.	The Company shall be liable for any loss, injury or damage whatsoever caused to its employees or to any person acting on its behalf or to the employees of Yissum, HUJ, or to any person acting on their behalf, or to any third party by reason of the Company's acts or omissions pursuant to this Agreement or by reason of any use made of the Study Results.

7.3.	The Company undertakes to compensate, indemnify, defend and hold harmless Yissum and HUJ, or any person acting on their behalf, including, without limitation, any of their employees or representatives (the “Indemnitees”) against any liability including, without limitation, product liability, damage, loss or expenses, including reasonable legal fees and litigation expenses, incurred by or imposed upon the Indemnitees by reason of its acts or omissions or which derive from the Company’s use of the Study Results.

8.	Termination of the Agreement
8.1.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, any Party may terminate this Agreement by written notice to the other Parites in any of the following cases:

8.1.1.	Immediately upon such written notice, if: (i) a Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; or (ii) a receiver or liquidator is appointed for a Party and was not removed within ninety (90) days; or (iii) a Party enters into winding up or insolvency or bankruptcy proceedings. The Parties undertake to notify the other Party within forteen (14) days if any of the abovementioned events occur.

8.1.2.	Upon breach of this Agreement, where such breach has not been remedied within sixty (60) days from the breaching Party's receipt of the written notice of such breach.

8.2.	In addition to the above, and without prejudice to Yissum's rights pursuant to this Agreement or at law, Yissum shall be entitled to terminate this Agreement upon thirty (30) days prior written notice to the Company in the following circumstances:

8.2.1.	Unauthorized early termination by the Company of the Research Program or failure to pay the Research Fee as set forth in section 2.1. above; or

8.2.2.	If an attachment is made over the Company's assets or if execution proceedings are taken against the Company and the same are not set aside within 90 days of the date the attachment is made or the execution proceedings are taken.

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8.3.	The Company may terminate this Agreement at the conclusion of the first stage of the Feasibility Study by providing Yissum with a written notice within fourteen (14) days of the Company’s receipt of the Interim Report.

8.4.	The termination of this Agreement for any reason shall not release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement's termination.

In addition, Sections 5, 7, 8, 9 and 10 shall survive the termination of this Agreement to the extent required to effectuate the intent of the parties as reflected in this Agreement.

9.	Miscellaneous
9.1	The provisions and interpretation of this Agreement, all matters related to this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed by Israeli law without application of any conflict of law rules. Any dispute arising from this Agreement shall be submitted to the exclusive jurisdiction of the Courts in Jerusalem.

9.2	The Company shall not enter into any agreement or arrangement of any kind with the Researcher without Yissum’s prior written consent

10.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile or by registered mail or electronic mail or served personally at the addresses set out in the Preamble to this Agreement or such other address furnished in writing by one Party to the other. Any notice served personally or by electronic mail shall be deemed to have been received on the day of service. Any notice sent by registered mail shall be deemed to have been received seven days after being posted by prepaid registered mail. Any notice sent by facsimile shall be deemed to have been received by the next business day after receipt of confirmation of transmission.

[signatures on the following page]

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IN WITNESS THE HANDS OF THE PARTIES

YISSUM	THE COMPANY

By: /s/ Aviv T. Shoher	By: /s/Ronen Fata
Name & Title: Aviv T. Shoher	Name & Title: Ronen Fatal
SVP Business Development	CEO

I the undersigned, Prof. Amos Nussinovich, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

________________________________	________________________________

Signature	Date

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Appendix A

Commercial Terms

1.	For direct sales/services by the Company: 4% Royalties from Net Sales (as such term is defined in the License Agreement)

2.	Sublicense Fee: 20% of all Sublicense Consideration received from a Sublicensee (as such terms is defined in the License Agreement) (i.e. in the event that the Company sublicenses the process to a third party)

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Appendix B

The Feasibility Study Program

Prospects: the cannabis patch can be considered a platform, depending on its composition and the character of the ingredients included within it.

Study will immediately start upon conformation from היחידה לקנביס רפואי (יק"ר)

Aims of the study

1st part – 6 months

To include two cannabis constituents within a hydrocolloid based patch.

The two main limitations of a patch are its adhesiveness, and the transferability of the included constituent.

We advise to study the possibility of inclusion of the above constituents within a patch and studying the influence on its mechanical properties and especially adhesiveness during the first 6 months of the research.

This part include addition of the desired constituents and verify if the patch keeps its ability to serve as both the reservoir of the inclusion as well as keeping its adhesiveness.

In addition, a chemical analysis of the two active constituents will be performed.

The cost of this stage is 50 K US $ not including the university overhead.

At the end of this half year you shall receive a short report and be able to continue the study or stop it.

2nd part – 6 months

To study the delivery of the required constituents by using Franz cells and suitable membranes (via ex-vivo study).

This part will be performed with the collaboration of Prof. Z. Roth from the animal science department. The cost of this stage is 50 K US $ not including the university overhead.

In parallel, we shall prepare, upon request, patches to be in vivo examined by a subcontractor. The payments for this activity are not a part of this contract and will be payed directly to subcontractor by the "Canapatch" company.

At the end of this part, a short report will be forwarded and a patent application should be considered.

Budget:

Manpower $33,125

Management Fee (Prof. Nussinovich): $30,000

Materials: $4,500

Equipment: $10,000

Chemical Analysis: $16,875

Miscalenous: $5,500

Total: $100,000

Including Overhead: $135,000

By: /s/ Aviv T. Shoher	By: /s/Ronen Fata
Name & Title: Aviv T. Shoher	Name & Title: Ronen Fatal
SVP Business Development	CEO

________________________________	________________________________

Date	Date

I the undersigned, Prof. Amos Nussinovich, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

________________________________	________________________________

Signature	Date

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